EXHIBIT (j)(10)



                          INDEPENDENT AUDITORS' CONSENT

     We consent to the incorporation by reference in this Post-Effective Amendment No. 94 to the Registration Statement (1933 Act File No. 02-90946) of Eaton Vance Mutual Funds Trust on Form N-1A of our reports each dated December 6, 2002 for Eaton Vance Tax-Managed Small-Cap Growth Fund 1.1 (the "Fund") and the Tax-Managed Small-Cap Growth Portfolio for the year ended October 31, 2002 included in the Annual Report to Shareholders of the Fund.

     We also consent to the reference to our Firm under the headings "Financial Highlights" in the Prospectus and "Other Service Providers" in the Statement of Additional Information, which are part of the Registration Statement.


/s/ Deloitte & Touche LLP
DELOITTE & TOUCHE LLP


February 25, 2004
Boston, Massachusetts